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                    SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                                919 THIRD AVENUE
                         NEW YORK, NEW YORK, 10022-9998
                                 (212) 758-9500



                                                  May 5, 1997

Prudential National Municipals Fund, Inc.
Gateway Center Three
Newark, New Jersey 07102

Prudential Municipal Series Fund
(Hawaii Income Series)
Gateway Center Three
Newark, New Jersey 07102


Dear Sirs:

     We are acting as counsel to Prudential National Municipals Fund, Inc., a Maryland corporation ("National Municipals Fund") in connection with the proposed transfer of the assets of the Hawaii Income Series ("Hawaii Series") of Prudential Municipal Series Fund, a Massachusetts business trust ("Series Fund"), to the National Municipals Fund and the assumption by National Municipals Fund of Hawaii Series' liabilities, if any, in exchange for Class A shares of the National Municipals Fund (the "Shares") pursuant to an Agreement and Plan of Reorganization (the "Agreement") (the "Reorganization").

     We have participated in the preparation of the National Municipals Fund's Registration Statement on Form N-14 (the "Registration Statement") relating, among other things, to the Shares of National Municipals Fund to be offered in exchange for the assets and assumption of the liabilities of Hawaii Series, and containing the Prospectus and Proxy Statement relating to the Reorganization (collectively, the "Prospectus"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Commission thereunder. In addition, in connection with rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the form of the Agreement included as Appendix B to the Prospectus.

     In our examination of the foregoing documents we have assumed the genuineness of all signatures, the authority of each signatory, the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to us

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Prudential National Municipals Fund, Inc.
Prudential Municipal Series Fund (Hawaii Income Series)
May 5, 1997
Page 2


as originals, the conformity of the Agreement as executed and delivered by the parties with the form of the Agreement contained in the Prospectus, and the conformity with originals of all agreements, documents, certificates and instruments submitted to us as copies.

     In rendering the opinions expressed herein, we have assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Prospectus. As to other questions of fact material to this opinion, we have assumed, with your approval and without independent investigation or verification, that the following facts will be accurate and complete as of the consummation of the Reorganization (the "Closing Date").

     1. The fair market value of the Shares to be received by each Hawaii Series shareholder will be equal to the fair market value of the shares of beneficial interest of the Hawaii Series surrendered in exchange therefor upon the liquidation of Hawaii Series.

     2.   There will be no plan or intention by any shareholder of Hawaii
Series who owns 5 percent or more of Hawaii Series shares of beneficial interest, and to the best of the knowledge of management of Hawaii Series, there will be no plan or intention on the part of the remaining shareholders of Hawaii Series, to sell, exchange, or otherwise dispose of a number of Shares received in the Reorganization that would reduce Hawaii Series shareholders' ownership of Shares of National Municipals Fund to a number of Shares having a value, as of the Closing Date, of less than 50 percent of the value of all formerly outstanding shares of beneficial interest of Hawaii
Series as of the same date. For purposes hereof, shares of beneficial interest of Hawaii Series exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional Shares of National Municipals Fund will be treated as outstanding shares of beneficial interest of Hawaii Series at the Closing Date of the Reorganization. Moreover, shares of beneficial interest of Hawaii Series and Shares of National Municipals Fund held by Hawaii Series shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Reorganization and as part of the Reorganization will be considered in making this assumption.

     3. Pursuant to the Agreement, Hawaii Series will distribute in liquidation of Hawaii Series, the Shares of National Municipals Fund received by Hawaii Series in the Reorganization.

     4. The liabilities of Hawaii Series assumed by National Municipals Fund pursuant to the Reorganization, plus the liabilities, if any, to which assets transferred pursuant to the Reorganization will be subject, constitute less than 20% of the total consideration for the Reorganization, all such liabilities will have been incurred by Hawaii Series in the ordinary course of its business, and National Municipals Fund will pay no other consideration, except for the Shares, in connection with the Reorganization.

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Prudential National Municipals Fund, Inc.
Prudential Municipal Series Fund (Hawaii Income Series)
May 5, 1997
Page 3

     5. All expenses incurred by Hawaii Series with respect to the Reorganization will be borne by Hawaii Series. Each shareholder of Hawaii Series will pay its respective share of the expenses, if any, incurred in connection with the Reorganization. National Municipals Fund will pay the expenses, if any, incurred by it in connection with the Reorganization.

     6. No intercorporate indebtedness will exist between National Municipals Fund and Hawaii Series that was issued, acquired, or will be settled at a discount.

     7. Hawaii Series will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any stock of National Municipals Fund.

     8. The assets of Hawaii Series transferred to National Municipals Fund will include all assets owned by Hawaii Series at fair market value on the Closing Date subject to all known liabilities of Hawaii Series at such time.

     9. In accordance with the terms of the Agreement, Hawaii Series will transfer all of its business and will transfer assets to National Municipals Fund representing at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Hawaii Series immediately prior to the Reorganization. For purposes of this assumption, amounts paid by Hawaii Series to shareholders who receive cash or other property, amounts paid to dissenters, amounts used by Hawaii Series to pay its reorganization expenses and all redemptions and distributions (other than regular, normal redemptions and dividends) made by Hawaii Series immediately preceding the Reorganization will be included as assets of Hawaii Series held immediately prior to the Reorganization.

     10. The fair market value of the assets of Hawaii Series transferred to National Municipals Fund will equal or exceed the sum of liabilities assumed by National Municipals Fund, plus the amount of liabilities, if any, to which the transferred assets will be subject.

     11. Hawaii Series will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     12. No cash will be paid to the shareholders of Hawaii Series in lieu of fractional shares of beneficial interest.

     13. For federal income tax purposes, Hawaii Series will qualify as a regulated

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Prudential National Municipals Fund, Inc.
Prudential Municipal Series Fund (Hawaii Income Series)
May 5, 1997
Page 4


investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to Hawaii Series and will continue to apply through the Closing Date.

     14. As of the Closing Date, Hawaii Series will have declared to its shareholders of record a dividend or dividends payable prior to closing, which together with all previous such dividends will have the effect of distributing all of Hawaii Series' investment company taxable income plus the excess of its interest income, if any, excludable from gross income under Code Section 103(a) over its deductions disallowed under Sections 265 and 171(a)(2) for the taxable year of Hawaii Series ending on the Closing Date and all its net capital gain realized in such taxable year.

     15. Except to the extent necessary to comply with its legal obligation to redeem its own shares, National Municipals Fund will have no plan or intention to reacquire any of the Shares issued in the Reorganization.

     16. Aside from an initial realignment of the portfolio of Hawaii Series, in which National Municipals Fund will dispose of not more than 50% of Hawaii Series' assets acquired in the Reorganization, National Municipals Fund will have no plan or intention to sell or otherwise dispose of any of the assets of the Hawaii Series acquired in the Reorganization, other than dispositions made in the ordinary course of business.

     17. Following the Reorganization, National Municipals Fund will continue the historic business of Hawaii Series or use a significant portion of Hawaii Series' historic business assets in its business.

     18. National Municipals Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any shares of beneficial interest of Hawaii Series.

     19. National Municipals Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

     20. For federal income tax purposes, National Municipals Fund will qualify as a regulated investment company (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 will apply to National Municipals Fund prior to the Reorganization and will continue to apply after the Closing Date.

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Prudential National Municipals Fund, Inc.
Prudential Municipal Series Fund (Hawaii Income Series)
May 5, 1997
Page 5


     21. No compensation received by any shareholder-employee of Hawaii Series will be separate consideration for the Reorganization; none of the Shares of National Municipals Fund received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and any compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to other parties bargaining at arm's length for similar services.

     We note that we are members of the Bar of the State of New York and that our opinion is expressly limited to the federal laws of the United States.

     Based on the foregoing and subject to the assumptions and limitations set forth above, and such examination of law as we have deemed necessary, we are of the opinion that:

     1. The Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code;

     2. Hawaii Series and National Municipals Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     3. Pursuant to Sections 361(a) and 357(a) of the Code, no gain or loss will be recognized by Hawaii Series upon the transfer of its assets to National Municipals Fund in exchange solely for Shares of National Municipals Fund as a result of the Reorganization and the assumption by National Municipals Fund of Hawaii Series' liabilities, if any, or upon the distribution (whether actual or constructive) of the Shares of National Municipals Fund in complete liquidation of Hawaii Series;

     4. Pursuant to Section 1032(a) of the Code, no gain or loss will be recognized by National Municipals Fund upon its acquisition of Hawaii Series' assets solely in exchange for Shares of National Municipals Fund and the assumption by National Municipals Fund of the liabilities of Hawaii Series;

     5. Pursuant to Section 362(b) of the Code, the basis of the assets of Hawaii Series acquired by National Municipals Fund will be the same as the basis of such assets when held by Hawaii Series immediately prior to the Reorganization;

     6. Pursuant to Section 1223(2) of the Code, the holding period of the assets of Hawaii Series acquired by National Municipals Fund will include the period during which such assets were held by Hawaii Series;

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Prudential National Municipals Fund, Inc.
Prudential Municipal Series Fund (Hawaii Income Series)
May 5, 1997
Page 6


     7. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by a shareholder of Hawaii Series upon the exchange of his or her shares of beneficial interest solely for Shares of National Municipals Fund, including fractional Shares, in liquidation of Hawaii Series;

     8. Pursuant to Section 358(a)(1) of the Code, the basis of the Shares of National Municipals Fund received by former Hawaii Series shareholders will be the same as the basis of Hawaii Series shares of beneficial interest surrendered in exchange therefor; and

     9. Pursuant to Section 1223(1) of the Code, the holding period for Shares of National Municipals Fund received by each shareholder of Hawaii Series in exchange for his or her shares of beneficial interest of Hawaii Series will include the period during which such shareholder held shares of beneficial interest of Hawaii Series (provided Hawaii Series shares of beneficial interest were held as capital assets on the date of the exchange).

     The opinions expressed herein are based upon currently applicable statutes and regulations and existing interpretations. We can provide no assurance that such statutes or regulations, or existing judicial or administrative interpretations thereof, will not be amended, revoked or modified (possibly prior to the Closing Date) in a manner which would affect our conclusions. Finally, we note that this opinion is solely for the benefit of the addressees hereof in connection with the transaction described herein and, except as otherwise provided herein, should not be referred to, used, relied upon or quoted (with or without specific reference to our firm) in any documents, reports, financial statements or otherwise, without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement or in the Prospectus constituting part thereof.

                                   Very truly yours,
                                   /s/ Shereff, Friedman, Hoffman & Goodman, LLP Shereff, Friedman, Hoffman & Goodman, LLP